Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

IHS News Media Contact:	Investor Relations Contact:
Dan Wilinsky	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
dan.wilinsky@ihs.com	andy.schulz@ihs.com

IHS Updates 2013 Financial Guidance

•	Expanded 2013 guidance including R.L. Polk acquisition

•	Positive growth and accretive earnings outlook for IHS with R.L. Polk in 2014

ENGLEWOOD, Colo. (August 13, 2013, 6:00 am EDT) — IHS Inc. (NYSE: IHS), the leading global source of information and analytics, is updating its 2013 financial guidance.

“We are excited about the value we are creating through the combination of IHS and R.L. Polk, and the $0.40-$0.50 of incremental Adjusted EPS we expect it to add to IHS in 2014. We also continue to see solid organic growth for the remainder of 2013, despite the lower global corporate-spend environment and the uncertainty that remains macro-economically, and we remain focused on our path to build from current levels in 2014 and beyond," said Scott Key, IHS president and chief executive officer.

For the year ending November 30, 2013, IHS expects:

•	All-in revenue in a range of $1.80 to $1.82 billion;

•	All-in Adjusted EBITDA in a range of $540 to $560 million; and

•	Adjusted EPS in a range of $4.75 to $5.00 per diluted share.

For additional information, see the related supplemental presentation posted to our website at www.ihs.com.

The above outlook assumes no further currency movements, acquisitions, divestitures, pension mark-to-market adjustments or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss its updated 2013 guidance on August 13, 2013 at 8:00 a.m. EDT. All interested parties are invited to listen to the live event via webcast on the IHS investor website at http://investor.ihs.com.

About IHS (www.ihs.com)

IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs 8,000 people in 31 countries around the world.

Use of Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted diluted earnings per share (Adjusted EPS), which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). In the third quarter of 2013, we have changed our definition of Adjusted EPS. Specifically, we are now adjusting for the impact of the amortization of acquisition-related intangible assets when calculating this metric. We believe this adjustment will help investors more clearly assess IHS' ongoing cash earnings and facilitate easier financial comparisons to other information services companies, almost all of which define this non-GAAP measure in a similar fashion.

Non-GAAP results are presented only as a supplement to the financial statements based on GAAP. The non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

EBITDA is defined as net income plus or minus net interest, plus provision for income taxes, depreciation and amortization. Adjusted EBITDA further excludes primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, acquisition-related costs, restructuring charges, income or loss from discontinued operations, pension settlement and mark-to-market adjustments, and gain or loss on sale of assets). Adjusted EPS is defined as diluted earnings per share before the per share effect of loss from discontinued operations, net of provision for income taxes and excludes the after tax per share effects of the impact of amortization of acquisition-related intangible assets, stock-based compensation expense, restructuring charges, acquisition-related costs, impairment of assets, and loss on sale of assets.

None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.
Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to exclude certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the Adjusted EBITDA and Adjusted EPS metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, Adjusted EBITDA, and Adjusted EPS are also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our term loans and revolving credit agreement.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company's capital structure on its performance.

IHS Forward-Looking Statements

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties – many of which are difficult to predict and generally beyond the control of IHS – that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2013 IHS Inc. All rights reserved.

#  #  #

3